EXHIBIT 10.11



                   VOLUNTARY RELEASE AND EXIT AGREEMENT

      This Voluntary Release and Exit Agreement ("Agreement"), entered into by and between Competitive Technologies, Inc. ("Company"), and George M. Stadler ("Employee"), sets forth all the rights, duties, obligations and concessions of the parties. In consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Resignation. Employee resigns Employee's employment with the Company and any and all affiliated and related entities (collectively "Affiliates"), including without limitation his employment under the Employment Agreement between the parties dated as of August 1, 1995 ("Employment Agreement"), and all positions, offices and directorships which Employee held with the Company or Affiliates, effective October 14, 1998, ("Resignation Date"). In addition, Employee resigns as a member of the Company's Board of Directors ("Board") effective on the Resignation Date. All such resignations are deemed accepted by the Company as of the Resignation Date. Employee will execute all documents necessary to effectuate such resignations. The Company agrees not to contest any unemployment compensation claim filed by Employee for the period after July 31, 1999.

      2.   Consideration.

      (a) The Company agrees to continue to pay Employee his base salary in effect on the date prior to the Resignation Date (at the rate of $197,000 per year) through July 31, 1999 ("Salary Continuation"). In addition, within 14 days of the Effective Date of this Agreement, the Company will pay to Employee the additional gross amount of $25,000 (minus lawful deductions) representing any and all accrued but unused vacation pay due to Employee. Salary Continuation will be paid on the Company's regular pay days, minus all lawful deductions, in accordance with the Company's standard practices for payment of salary. The Company agrees that at Employee's written request received on or after March 20, 1999, The Company will pay to Employee the remainder of the Salary Continuation due in a lump sum payment, minus all lawful deductions, to be made within 15 days of the date of receipt of such written request. In the event of Employee's death, any payments due under this Section 2(a) shall be paid to Employee's estate.

      (b) The Company agrees to pay the premiums for Employee's COBRA health insurance coverage beginning on the Effective Date of this Agreement. In addition, the Company will continue to pay the premiums for Employee's group life and dental insurance on the same terms as such are provided to the Company's senior executives. The Company's payment of such premiums described in this Section 2(b) will continue until the earlier of: (i) July 31, 1999, or (ii) the date on which Employee's right to continuation coverage terminates under COBRA.

      (c) Through July 31, 1999, the Company will pay to Employee, in addition to the Salary Continuation, the gross amount of $617.00 per month which is equal to the amount of the current monthly lease payments and reasonable automobile insurance payments on the 1998 Lincoln Navigator, originally leased by the Company which lease has been assigned to Employee, and an additional amount, calculated by the Company in its reasonable discretion, substantially equal to the increased income tax payable by Employee due to such payments for the car lease. Also, through July 31, 1999, the Company will reimburse Employee for any reasonable automobile maintenance expenses not covered by warranty and for a monthly fee in the amount of $400 for the cellular phone currently provided to him by the Company. Employee will provide monthly expense requests to the Company with appropriate supporting documentation for such reimbursable expenses.

      (d) For a period of up to six months following the Resignation Date, the Company agrees to furnish Employee with outplacement assistance, including use of an office, phone, fax, copier and secretarial assistance, through a mutually acceptable outplacement firm, the total cost to the Company not to exceed $2,000 per month; the invoices for which shall be submitted directly to the Company by such outplacement firm.

      (e) Except as provided in this Agreement, Employee is not entitled to any pay or benefits from the Company after the Resignation Date. The parties acknowledge that this Agreement provides to Employee payments and benefits to which Employee is not otherwise entitled.

      (f) The Company agrees to pay the premium on the term life insurance policy currently provided to Employee through May 22, 1999 and will pay on Employee's behalf or reimburse Employee for the pro-rata premium to continue such policy through July 31, 1999. The premium on such policy is $1,245.00 per year. The Company will not object to Employee continuing to carry such policy after July 31, 1999.

      3.   Options.

      (a) The parties acknowledge that the Company has provided to Employee certain options to purchase Company stock in accordance with its stock option plans as amended and restated from time to time (collectively the "Stock Option Plan") and pursuant to certain stock option agreements between the Company and Employee regarding such options (the "Option Agreements").

      (b) The parties acknowledge that Employee currently is vested in 190,000 options to purchase shares of Company stock, such options being listed on Exhibit A to this Agreement. The Company agrees to extend until July 31, 2001 the date for Employee to exercise the Exhibit A Options, and the parties agree that any options owned by Employee but not exercised on or before July 31, 2001 shall terminate at the close of business on July 31, 2001.

      (c) Except as specifically provided in this Section 3, the Option Agreements will remain in full force and effect. Employee understands that to the extent any incentive stock options granted to Employee are not exercised within three months of the Resignation Date, such options shall convert to nonstatutory stock options.

      (d) Employee agrees to indemnify the Company, the Affiliates and Released Parties (as hereinafter defined) and hold it and them harmless against any claims, liability, costs and expenses, including attorneys' fees, incurred as a result of or in connection with any claims that Employee's spouse may make with respect to Employee's stock options, whether in connection with Employee's divorce settlement or otherwise.

      4. Full and General Release by Employee. Employee on behalf of Employee and Employee's agents, assignees, executors, heirs and representatives, releases and forever discharges the Company, and the Affiliates, and each of their administrators, affiliates, assigns, attorneys, consultants, directors, divisions, employees, executors, officers, parent corporation, predecessors, representatives, shareholders, subsidiaries and successors (collectively "Released Parties") from any and all actions, attorneys' fees, causes of action, claims, controversies, costs, covenants, damages, debts, demands, fees, grievances, suits, sums of money or other obligations which have arisen or may arise on or before the date this Agreement is executed by Employee whether in law, at equity or otherwise under any common law, statute, regulation, ordinance, or executive order including but not limited to any claim for defamation, promissory estoppel, breach of contract, wrongful termination, retaliatory discharge, discrimination or intentional infliction of emotional distress, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Connecticut human rights and opportunities law or any other federal, state, local or common law, or pertaining or relating in any manner to Employee's employment with the Company, the end of Employee's employment with the Company or any alleged conduct following Employee's separation from employment to the date this Agreement is executed by Employee. Employee agrees that Employee has been paid any accrued and unused vacation and has received all pay and benefits from the Company to which Employee is entitled under any federal, state or local wage and hour or other law. Further, Employee agrees and avers that the foregoing Full and General Release is made by Employee voluntarily, knowingly and without coercion.

      5.   Release by Company.

      (a) The Company hereby releases and forever discharges Employee, and Employee's agents, assignees, executors, heirs and representatives, from any and all actions, attorneys' fees, causes of action, claims, controversies, costs, covenants, damages, debts, demands, fees, grievances, suits, sums of money or other obligations which have arisen or may arise on or before the date this Agreement is executed by the parties whether in law, at equity or otherwise under any common law, statute, regulation, ordinance, or executive order, except any claim which may arise under this Agreement. The Company agrees and avers that the foregoing Full and General Release is made by the Company voluntarily, knowingly and without coercion.

      (b) Employee warrants and represents that he has taken no action prior to the execution of this Agreement in violation of Sections 6 or 8 of the Employment Agreement or Sections 6 or 7 of this Agreement.

      6.   Confidential Information.

      (a) Employee affirms and acknowledges that the information, observations and data obtained by Employee during the course of Employee's employment with the Company and Affiliates are the sole property of the Company and Affiliates. Employee agrees that from the date of this Agreement and thereafter, without the express written consent of the Board, Employee will not disclose to any person or entity or use for Employee's own account or for the benefit of any third party any Confidential Information, unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of the Employee's acts or omissions to act or the wrongful act of any third party. "Confidential Information" includes, without limitation, the Company's and Affiliates' trade secrets; the names, addresses or particular desires or needs of the Company's and Affiliates' customers; the bounds of the Company's and Affiliates' markets; the prices charged for their services or products and the methods and formulas related to pricing; information concerning potential acquisitions, business plans, and future product or market developments; financial information; information regarding suppliers and costs of products and other supplies; financing programs; and information regarding personnel, overhead, distribution and other expenses. The parties stipulate that Confidential Information and all elements of it are important, material, confidential and gravely affect the successful conduct of the Company's and Affiliates' business.

      (b) Employee represents that Employee has delivered to the Company all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation (and copies thereof) relating to the business of the Company and Affiliates or which contain Confidential Information however stored or recorded which Employee possessed or had under Employee's control, and all of the Company's and Affiliates' keys, credit cards and other property in his possession or control. The Company agrees to provide to Employee reasonable access to obtain files which he brought with him when he became employed by the Company, provided that the Company may make copies of any such files which Employee removes from Company premises.

      7.   Restrictive Covenant.

      (a) Employee agrees that through July 31, 1999 ("Restrictive Period"), he will not on his own behalf or on behalf of any other person or entity, without the express written consent of the Company's Board, solicit, induce or attempt to solicit or induce any then current employee, representative or service provider of the Company and Affiliates or to terminate or modify his, her or its employment or business relationship with the Company or any of the Affiliates.

      (b) Employee also agrees that during the Restrictive Period, he will not on his own behalf or on behalf of any other person or entity, without the express written consent of the Board, solicit, induce or attempt to solicit or induce any current client of the Company or any of the Affiliates (see Exhibit B attached hereto for a list of current clients) to terminate or modify its use of the Company's or any of the Affiliates' services.

      (c) Employee agrees that the covenants contained in Section 6 and 7 of this Agreement are reasonable in scope, area and duration and are necessary to protect the Company's or the Agencies' Confidential Information and their relationships with their clients. In the event of an actual, attempted or contemplated breach of Section 6 or 7, the Company shall be entitled to injunctive relief in addition to any legal or other remedies it may have.

      (d) Without limiting any of its rights as provided elsewhere in this Section 7, the Company agrees to waive any rights it may have pursuant to the restrictive covenant set forth in Section 6 of the Employment Agreement.

      8.   Severability and Modification.

      (a) If any provision of this Agreement is declared void, unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect.

      (b) If a court of competent jurisdiction rules that any restriction of this Agreement is overbroad or unreasonable, the court shall modify or revise such restriction to include the maximum reasonable restriction allowed by law.

      9. Contractual Capacity. The parties agree that each has entered into this Agreement knowingly and voluntarily. By signing this Agreement, Employee states that Employee has read it and understands it. Employee further states that, by this Agreement, Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and that Employee has at least 21 days during which to consider this Agreement prior to signing it.

      10. Indemnification. Employee agrees not to make, assert or maintain any charge, claim or demand which is released by this Agreement. If Employee breaches this provision, Employee agrees to indemnify the Company, the Affiliates and Released Parties and hold it and them harmless against all liability, costs and expenses, including attorneys' fees, incurred due to such breach.

      11. No Disparaging Remarks. Employee agrees that Employee will not disparage the Company or any of the Affiliates or Released Parties, by written or oral word, gesture, or any other means, nor will Employee make any disparaging or negative comments about the Company or any of the Affiliates and Released Parties to any person or entity. The Company agrees that its officers and directors will not make any disparaging or negative comments about Employee.

      12. Reference Letter. The Company will respond to all requests which it receives for an employment reference regarding
Employee in writing confirming dates of employment and last position held.

      13. Press Release. The Company agrees to distribute a press release the text of which is set forth in Exhibit C regarding
Employee's resignation.

      14. Non-Admission. The parties agree and acknowledge that the considerations exchanged in this Agreement do not constitute and shall not be interpreted as constituting any admission or liability on the part of the Company for any violation of common law or any local, state or federal statute, regulation, executive order or law.

      15. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties and the terms and conditions contained herein supersede any previous agreement or arrangement between the parties; provided however, that the Options Agreements between the parties shall remain in full force and
effect as provided in Section 3 above.   No provision expressed
herein may be altered, modified and/or canceled except upon the express, written consent of the parties. This Agreement may be executed in one or more counterparts, each of which being enforceable against the party signing such counterpart but together constituting one agreement.

      16. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

      17. Arbitration. Except for the Company's rights to damages and/or injunctive relief relating to claims under Sections 6 and 7 of this Agreement, any disputes or disagreements between the parties shall be submitted to arbitration. If the parties are unable to agree upon an arbitrator within seven days after notice of any such claim from either party, an arbitrator shall be selected from a panel furnished by the American Arbitration Association ("AAA") in accordance with its labor and employment arbitration procedures. Such arbitration shall take place at the AAA office closest to the Company corporate offices or a location mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon all parties. The arbitrator shall have no authority to order specific performance or to add to, subtract from or modify this Agreement, but shall have the authority only to interpret this Agreement. The arbitrator's fee and other common expenses of the arbitration shall be borne equally by the parties, except that each party shall be responsible for its own attorney's fees.

      18. Effective Date. It is hereby agreed that Employee has a period of seven days commencing on the first day after Employee has executed this Agreement during which Employee may revoke this Agreement. Notice of such revocation must be personally delivered or sent next day overnight delivery by a reliable carrier to Frank McPike, Competitive Technologies, Inc., 1960 Bronson Road, Fairfield, Connecticut 06430. This Agreement shall become effective on the first day following expiration of this seven-day period ("Effective Date").

GEORGE M. STADLER ("Employee")          COMPETITIVE TECHNOLOGIES, INC.
                                        ("Company")


 s/ George M. Stadler                   By:  s/ Frank R. McPike, Jr.

                                        Title: Vice President & CFO

Date: 10/15/98                          Date:   10/15/98